NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Common Stock of Unique Fabricating, Inc. (the "Company") from listing and registration on the Exchange at the opening of business on November 24, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision that the Company's Common Stock is no longer suitable for listing pursuant to Section 1003(c)(iii) of the NYSE American Company Guide after the Company's November 08, 2023 disclosure that the Company has filed voluntary petition for relief under chapter 7 ("Chapter 7") of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware thereby commencing a Chapter 7 case for the Company. NYSE Regulation noted that the Company disclosed it is unlikely that holders of the Company's common stock will receive any payment or other distribution on account of those shares following the bankruptcy proceedings. On November 09, 2023, the Exchange determined that the Common Stock of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the NYSE. The Company was notified on November 09, 2023. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. On November 09, 2023, the Company announced that it will not exercise that right. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.